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                                                                  Exhibit 6(a)

                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                        NORTHBROOK LIFE INSURANCE COMPANY
                          AS AMENDED SEPTEMBER 12, 1984



     FIRST:    (a)  The name of the company shall be NORTHBROOK LIFE INSURANCE
COMPANY.

               (b) The principal office of the company shall be located in the township of Northfield, County of Cook, in the State of Illinois.

               (c)  The period of duration of the company shall be perpetual.

          SECOND:   The objects and purposes of this corporation shall be to
make, write and issue the following classes and kinds of insurance:

               (a) LIFE: Insurance on the lives of persons and every insurance appertaining thereto or connected therewith and granting, purchasing or disposing of annuities. Policies of life or endowment insurance or annuity contracts or contracts supplemental thereto which contain provisions for additional benefits in case of death by accidental means and provisions operating to safeguard such policies or contracts against lapse or to give a special surrender value, or special benefit, or an annuity, in the event, that the insured or annuitant shall become totally and permanently disabled as defined by the policy or contract, shall be deemed to be policies of life or endowment insurance or annuity contracts within the intent of this clause.

               (b) ACCIDENT AND HEALTH: Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto.

               (c) LEGAL EXPENSE: Insurance which involves the assumption of a contractual obligation to reimburse the beneficiary against or pay on behalf of the beneficiary, all or a portion of his fees, costs or expenses related to or arising out of services performed by or under the supervision of an attorney licensed to practice in the jurisdiction wherein the services are performed, regardless of whether the payment is made by the beneficiaries individually or by a third person for them, but does not include the provision of or reimbursement for legal services incidental to other insurance coverages.

     THIRD:    (a)  The number of Directors shall be as provided in the By-Laws, but shall not be less than three, or more than twenty-one. The Directors shall be
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elected at each annual meeting of the shareholders for a term of one year.
Vacancies in the Board of Directors shall be filled by vote of the shareholders.

          (b) The corporate powers of the corporation shall be vested in the Board of Directors who shall have power to do any and all acts the corporation may do under the law and not otherwise to be performed by the shareholders, and shall have power to adopt By-Laws not inconsistent with law for the government and regulation of business.

     FOURTH:   The amount of authorized capital of the corporation shall be Two
Million Five Hundred Thousand ($2,500,000.) Dollars; the aggregate number of common shares which the corporation shall have authority to issue shall be Twenty-Five Thousand (25,000) shares of the par value of One Hundred ($100) Dollars per share.

     FIFTH:    The designation of the general officers shall be Chairman of the
Board, President, two or more Vice-Presidents, Treasurer, Secretary and Controller.

     SIXTH:    The fiscal year shall commence on the first day of January and terminate on the 31st day of December of each year.

     SEVENTH: The corporation is a survivor of a merger in accordance with he Illinois Insurance Code, and the age of the corporation shall be calculated from December 16, 1959.

                    NORTHBROOK LIFE INSURANCE COMPANY


                    By:   s/s Robert S. Seiler
                         --------------------------------
                         Senior Vice President, Secretary
                              and General Counsel

(SEAL)
Attest:

s/s Kieran T. Ridge
----------------------
Assistant Secretary

               Approved this 12th day of October, 1984.

               s/s John E. Washburn
               ----------------------------------------
               John E. Washburn, Director of Insurance